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                                                                   Exhibit 3.1.1


                            CERTIFICATE OF AMENDMENT
                                     OF THE
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                         MERISTAR HOTELS & RESORTS, INC.

                     --------------------------------------
                     Pursuant to Section 242 of the General
                    Corporation Law of the State of Delaware
                     --------------------------------------

     Meristar Hotels & Resorts, Inc., a Delaware corporation (the
"Corporation"), does hereby certify as follows:

     FIRST: Article X of the Corporation's Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

                                   "ARTICLE X

                       OWNERSHIP AND TRANSFER RESTRICTIONS

     A. Definitions. For the purposes of this Article the following terms shall
        -----------
have the following meanings:


     "Beneficial Ownership" shall mean ownership of Shares or MeriStar REIT
      --------------------
Equity Stock, as applicable, by a Person either directly or under the constructive ownership rules of section 318(a) of the Code, as modified by section 856(d)(5) of the Code. The terms "Beneficial Owner," "Beneficially Owns," "Beneficially Own" and "Beneficially Owned" shall have the correlative meanings.

     "Charitable Beneficiary" shall mean an organization or organizations
      ----------------------
described in sections 170(b)(1)(A) and 170(c) of the Code and identified by the Board as the beneficiary or beneficiaries of the Excess Share Trust.

     "Code" shall mean the Internal Revenue Code of 1986, as amended from time
      ----
to time.

     "Covered Person" shall mean (i) a Person, who or which (ii) Beneficially
      --------------
Owns both outstanding shares of MeriStar REIT Equity Stock and Shares; provided that (A) during such time as the MeriStar REIT Common Stock is regularly traded, within the meaning of section 856(d)(3) of the Code, on the Exchange, clause
(ii) of this definition shall be applied in the case of MeriStar REIT Common Stock by including only Persons who Beneficially Own outstanding shares of MeriStar REIT Common Stock in excess of 5% of the total outstanding shares of MeriStar REIT Common Stock and (B) during such time as the Common Stock of the Corporation is regularly traded, within the meaning of section 856(d)(3) of the Code, on the Exchange, clause (ii) of this definition shall be applied in the case of Common Stock of the Corporation by including only Persons who


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Beneficially Own outstanding shares of such Common Stock in excess of 5% of the total outstanding shares of Common Stock of the Corporation. A Person shall also be treated as a Covered Person if such Person does not Beneficially Own any Shares, but a Transfer or attempted Transfer of Shares to such Person would have been prohibited by this Article if such Person had already owned any Shares.

     "Excess Shares" shall mean Shares resulting from an event described in
      -------------
Section C of this Article.

     "Excess Share Trust" shall mean the trust created pursuant to Section C and
      ------------------
Section K of this Article.

     "Excess Share Trustee" shall mean a person, who shall be unaffiliated with
      --------------------
the Corporation, any Purported Beneficial Transferee and any Purported Record Transferee, identified by the Board as the trustee of the Excess Share Trust.

     "Exchange" shall mean the New York Stock Exchange.
      --------

     "Fair Market Value" shall mean the last reported sales price on the
      -----------------
Exchange for Shares of the relevant class or series on the trading day immediately preceding the relevant date, or if not then traded on the Exchange, the last reported sales price for such Shares on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over or through which such Shares may be traded, or if not then traded over or through any exchange or quotation system, then the market price of such Shares on the relevant date as determined in good faith by the Board.

     "MeriStar REIT Common Stock" shall mean all outstanding shares of common
      --------------------------
stock, par value $.01 per share, of MeriStar Hospitality Corporation, including such shares that are held as Shares-in-Trust in accordance with Article V of the charter of MeriStar Hospitality Corporation (or any successor provision of such charter).

     "MeriStar REIT Equity Stock" shall mean all outstanding shares of stock of
      --------------------------
MeriStar Hospitality Corporation, including, without limitation, MeriStar REIT Common Stock, and shall include shares of stock of MeriStar Hospitality Corporation that are held as Shares-in-Trust in accordance with Article V of the charter of MeriStar Hospitality Corporation (or any successor provision of such charter).

     "Ownership Limit" shall mean 35%, of either (i) the total combined voting
      ---------------
power of all outstanding Shares entitled to vote or (ii) the total outstanding Shares. The number and voting power of the outstanding Shares of any class or series of the Corporation shall be determined by the Board in good faith, which determination shall be conclusive for all purposes hereof.

     "Person" shall mean an individual, corporation, partnership, estate, trust
      ------
(including a trust qualified under section 401(a) or 501(c)(17) of the Code), portion of a trust permanently set aside for or to be used exclusively for the purposes described in

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section 642(c) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

     "Purported Beneficial Transferee" shall mean, with respect to any Excess
      -------------------------------
Shares, the Person who would have been the beneficial holder of the Shares, if the Shares had not been transferred to the Excess Share Trust.

     "Purported Record Transferee" shall mean, with respect to any purported
      ---------------------------
Transfer which results in Excess Shares, the Person who would have been the record holder of the Shares, if the Shares had not been transferred to the Excess Share Trust.

     "REIT" shall mean a real estate investment trust under section 856 of the
      ----
Code.

     "Restriction Termination Date" shall mean such date as may be determined by
      ----------------------------
the Board as the date on which the ownership and transfer restrictions set forth in this Article should cease to apply; provided that such date may not be prior
                                       --------
to the date on which MeriStar Hospitality Corporation makes a public announcement that neither MeriStar Hospitality Corporation nor any affiliate of MeriStar Hospitality Corporation that, directly or indirectly, has in effect any management agreement or other similar service contract pursuant to which the Corporation or any affiliate of the Corporation manages or operates any lodging or related facility of MeriStar Hospitality Corporation or any of its affiliates, intends to qualify as a REIT.

     "Shares" shall mean the shares of the Corporation as may be authorized and issued from time to time pursuant to Article IV.

     "Transfer" shall mean any sale, transfer, gift, assignment, devise or other
      --------
disposition of Shares (including (a) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Shares, (b) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Shares and (c) any transfer or other disposition of any interest in Shares as a result of a change in the marital status of the holder thereof), whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise. The terms "Transfers" and "Transferred" shall have the correlative meanings.

     B. Ownership Limitation.
        --------------------

         1. Subject to Clause 3 of this Section B, on any date prior to the Restriction Termination Date, one or more Covered Persons who or which Beneficially Own outstanding shares of MeriStar REIT Equity Stock in excess of 34.9% of the total outstanding shares of MeriStar REIT Equity Stock may not Beneficially Own Shares in excess of the Ownership Limit;

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         2. Subject to Clause 3 of this Section B, until the Restriction
Termination Date, any Transfer that, if effective, would result in one or more Covered Persons, who or which Beneficially Own outstanding shares of MeriStar REIT Equity Stock in excess of 34.9% of the total outstanding shares of MeriStar REIT Equity Stock, Beneficially Owning Shares in excess of the Ownership Limit shall be void ab initio as to the Transfer of such Shares that would otherwise be Beneficially Owned by any Covered Person or Persons as a result of such Transfer and would result in one or more Covered Persons Beneficially Owning Shares in excess of the Ownership Limit and the intended transferee or transferees shall acquire no rights in such Shares; and

         3. Nothing contained in this Article shall preclude the settlement of any transaction entered into through the facilities of the Exchange. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article.

     C. Excess Shares.
        -------------

         1. If, notwithstanding the other provisions contained in this Article, at any time prior to the Restriction Termination Date, there is a purported Transfer such that one or more Covered Persons, who or which Beneficially Own outstanding shares of MeriStar REIT Equity Stock in excess of 34.9% of the total outstanding shares of MeriStar REIT Equity Stock, would Beneficially Own Shares in excess of the Ownership Limit (a "Prohibited Transfer"), then Shares Beneficially Owned by the Covered Person or Persons who or which would otherwise be the Beneficial Owner of Shares as a result of the Prohibited Transfer shall be automatically designated as Excess Shares (without reclassification) until no one or more Covered Persons, who or which Beneficially Own outstanding shares of MeriStar REIT Equity Stock in excess of 34.9% of the total outstanding shares of MeriStar REIT Equity Stock, Beneficially Own Shares in excess of the Ownership Limit. The designation of such Shares as Excess Shares shall be effective as of the close of business on the business day prior to the date of the purported Transfer. If, after designation of such Shares owned directly by a Covered Person as Excess Shares, one or more Covered Persons still Beneficially Own Shares in excess of the Ownership Limit, Shares Beneficially Owned by such Covered Person constructively as a result of the Prohibited Transfer shall be designated as Excess Shares until no one or more Covered Person or Persons, who or which Beneficially Own outstanding shares of MeriStar REIT Equity Stock in excess of 34.9% of the total outstanding shares of MeriStar REIT Equity Stock, Beneficially Own Shares in excess of the Ownership Limit. Where a Covered Person Beneficially Owns Shares constructively through one or more Persons and the Shares held by such other Persons must be designated as Excess Shares, the designation of Shares held by such other Persons as Excess Shares shall be pro rata.

         2. If, at any time prior to the Restriction Termination Date, an event other than a purported Transfer (an "Event") occurs as a result of which one or more Covered Persons, who or which Beneficially Own outstanding shares of MeriStar REIT Equity Stock in excess of 34.9% of the total outstanding shares of MeriStar REIT

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Equity Stock, would Beneficially Own Shares in excess of the Ownership Limit
(a "Prohibited Event"), then Shares Beneficially Owned by each such Covered Person who or which would be otherwise the Beneficial Owner of Shares as a result of the Prohibited Event shall be automatically designated as Excess Shares to the extent necessary to eliminate such excess ownership. The designation of Shares as Excess Shares shall be effective as of the close of business on the business day prior to the date of the Event. In determining which Shares are designated as Excess Shares, Shares Beneficially Owned by any Covered Person who caused the Event to occur shall be designated as Excess Shares before any Shares not so held are designated. Where several similarly situated Covered Persons exist, the designation of Shares as Excess Shares shall be pro rata. If Shares held by any Covered Person are required to be designated as Excess Shares pursuant to this Clause 2 of this Section C of this Article, Shares beneficially held by such Covered Person shall first be designated before Shares Beneficially Owned constructively are designated. Where such Covered Person Beneficially Owns Shares constructively through one or more Persons and the Shares held by such other Persons must be designated as Excess Shares, the designation of Shares held by such other Persons as Excess Shares shall be pro rata.

     D. Prevention of Transfer. If the Board or its designee shall at any time
        ----------------------
determine in good faith that a Transfer has taken place in violation of Section B of this Article or that a Person intends to acquire or has attempted to acquire Beneficial Ownership (determined without reference to any rules of attribution) of any Shares in violation of Section B of this Article, the Board or its designee shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer, including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer; provided, however, that any Transfers or
                                     --------  -------
attempted Transfers in violation of Section B of this Article shall automatically result in the designation and treatment described in Section C of this Article, irrespective of any action (or non-action) by the Board.

     E. Notice to Corporation. Any Person who acquires or attempts to acquire
        ---------------------
Shares in violation of Section B of this Article, or any Covered Person who is a transferee such that Excess Shares result under Section C of this Article, shall immediately give written notice or, in the event of a proposed or attempted Transfer, give at least 15 days prior written notice, to the Corporation of such event. Such Person shall also provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the status of MeriStar Hospitality Corporation or any affiliate of MeriStar Hospitality Corporation as a REIT and shall execute and deliver such instruments and provide such further cooperation and assistance as the Board deems advisable to preserve the status of MeriStar Hospitality Corporation or any affiliate of MeriStar Hospitality Corporation as a REIT.

     F. Information for Corporation. Until the Restriction Termination Date,
        ---------------------------
each Covered Person who is a Beneficial Owner of Shares and each Covered Person (including the stockholder of record) who is holding Shares for a Beneficial Owner shall provide to the Corporation in writing such information with respect to direct, indirect and

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constructive ownership of Shares as the Board deems reasonably necessary to comply with the provisions of the Code applicable to the status of MeriStar Hospitality Corporation or any of its affiliates as a REIT, to determine the status of MeriStar Hospitality Corporation or any of its affiliates as a REIT, or to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

     G. Other Action by Board. Subject to Section B of this Article, nothing
        ---------------------
contained in this Article shall limit the authority of the Board to take such other action as it deems necessary or advisable to protect the status of MeriStar Hospitality Corporation or any affiliate of MeriStar Hospitality Corporation as a REIT.

     H. Ambiguities. In the case of an ambiguity in the application of any of
        -----------
the provisions of this Article, including any definition contained in Section A, the Board shall have the power to determine the application of the provisions of this Article with respect to any situation based on the facts known to it. In the event this Article requires or permits an action by the Board and the Certificate of Incorporation fails to provide specific guidance with respect to such action, the Board shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article.

     I. Legend. Each certificate for Shares shall bear substantially the
        ------
following legend:


          The securities represented by this certificate are subject to restrictions on ownership and transfer. This description is a summary only, and is qualified in its entirety by reference to the full transfer restrictions in the Certificate of Incorporation of MeriStar Hotels & Resorts, Inc. (the "Corporation"), a copy of which will be supplied free of charge at any stockholder's request. Except as otherwise provided pursuant to the Certificate of Incorporation of the Corporation, one or more Covered Persons, who or which Beneficially Own outstanding shares of MeriStar REIT Equity Stock in excess of 34.9% of the total outstanding shares of MeriStar REIT Equity Stock, may not Beneficially Own outstanding shares of the Corporation in excess of 35% of either (i) the total combined voting power of all outstanding shares entitled to vote or (ii) the total outstanding shares of the Corporation. Any Person who attempts or proposes to, alone or in combination with other Persons, Beneficially Own shares of the Corporation that would result in a violation of the above limitations must notify the Corporation in writing at least 15 days prior to such proposed or attempted Transfer. All capitalized terms not defined in this legend have the meanings defined in the Certificate of Incorporation of the Corporation, a copy of

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          which, including the restrictions on transfer, will be
          furnished to each stockholder on request and without charge. If the restrictions on transfer are violated, the securities represented hereby which are in excess of the above limitations will be designated and treated as Excess Shares which will be held in trust by the Excess Share Trustee for the benefit of the Charitable Beneficiary.

     Instead of the foregoing legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.

     J. Severability. If any provision of this Article or any application of any
        ------------
such provision is determined to be void, invalid or unenforceable by any court having jurisdiction over the issue, the validity and enforceability of the remaining provisions shall be affected only to the extent necessary to comply with the determination of such court.

     K. Transfer of Excess Shares. Upon any purported Transfer that results in
        -------------------------
Excess Shares pursuant to Section C of this Article, such Excess Shares shall be automatically transferred to the Excess Share Trustee, as trustee of a special trust for the exclusive benefit of the Charitable Beneficiary. The Corporation shall name a Charitable Beneficiary, if one does not already exist, within five days of the discovery of any designation of any Excess Shares; however, the failure to so name a Charitable Beneficiary shall not affect the designation of Shares as Excess Shares or the transfer thereof to the Excess Share Trustee. Excess Shares so held in trust shall be issued and outstanding Shares. The Purported Record Transferee shall have no rights in such Excess Shares except as expressly provided in this Article.

     L. Distributions on Excess Shares. Any dividends (whether taxable as a
        ------------------------------
dividend, return of capital or otherwise) on Excess Shares shall be paid to the Excess Share Trust for the benefit of the Charitable Beneficiary. Upon liquidation, dissolution or winding up, the Purported Record Transferee shall receive, for each Excess Share, the lesser of (1) the amount per share of any distribution made upon liquidation, dissolution or winding up and (2) the price paid by the Purported Record Transferee for the Excess Shares, or if the Purported Record Transferee did not give value for the Excess Shares, the Fair Market Value of the Excess Shares on the day of the event causing the Excess Shares to be held in trust. Any such dividend or distribution paid to the Purported Record Transferee in excess of the amount provided in the preceding sentence prior to the discovery by the Corporation that the Shares with respect to which the dividend or distribution was made had been designated as Excess Shares shall be repaid, upon demand, to the Excess Share Trust for the benefit of the Charitable Beneficiary.

     M. Voting of Excess Shares. The Excess Share Trustee shall be entitled to
        -----------------------
vote the Excess Shares on behalf of the Charitable Beneficiary on any matter. Subject to Delaware law, any vote cast by a Purported Record Transferee with respect to the Excess Shares prior to the discovery by the Corporation that the Excess Shares were held in trust will be rescinded ab initio; provided, however, that if the
                                      --------  -------
Corporation has already taken irreversible action with respect to a merger, reorganization, sale of all or substantially all the assets, dissolution of the Corporation or other action by the Corporation, then the vote cast by the Purported Record Transferee shall not be rescinded. The owner of the Excess Shares will be deemed to have given an irrevocable proxy to the Excess Share Trustee to vote the Excess Shares for the benefit of the Charitable Beneficiary.

     Notwithstanding the provisions of this Article, until the Corporation has received notification that Excess Shares have been transferred into an Excess Share Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

     N. Non-Transferability of Excess Shares. Excess Shares shall be
        ------------------------------------
transferable only as provided in this Section N. At the direction of the Board, the Excess Share Trustee shall transfer the Shares held in the Excess Share Trust to a Person or Persons whose ownership of such Shares will not violate the Ownership Limit. If such a transfer is made to such a Person or Persons, the interest of the Charitable Beneficiary shall terminate and the designation of such Shares as Excess Shares shall thereupon cease. The Purported Record Transferee shall receive the lesser of (1) the price paid by the Purported Record Transferee for the Excess Shares or, if the Purported Record Transferee did not give value for the Excess Shares, the Fair Market Value of the Excess Shares on the day of the event causing the Excess Shares to be held in trust, and (2) the price received by the Excess Share Trust from the sale or other disposition of the Excess Shares. Any proceeds in excess of the amount payable to the Purported Record Transferee will be paid to the Charitable Beneficiary. The Excess Share Trustee shall be under no obligation to obtain the highest possible price for the Excess Shares. Prior to any transfer of any Excess Shares by the Excess Share Trustee, the Corporation must have waived in writing its purchase rights under Section O. It is expressly understood that the Purported Record Transferee may enforce the provisions of this Section against the Charitable Beneficiary.

     If any of the foregoing restrictions on transfer of Excess Shares is determined to be void, invalid or unenforceable by any court of competent jurisdiction, then the Purported Record Transferee may be deemed, at the option of the Corporation, to have acted as an agent of the Corporation in acquiring such Excess Shares in trust and to hold such Excess Shares on behalf of the Corporation.

     O. Call by Corporation on Excess Shares. Excess Shares shall be deemed to
        ------------------------------------
have been offered for sale to the Corporation, or its designee, at a price equal to the lesser of (a) the price paid by the Purported Record Transferee for the Excess Shares or, if the Purported Record Transferee did not give value for the Excess Shares, the Fair Market Value of the Excess Shares on the day of the event causing the Excess Shares to be held in trust and (b) the Fair Market Value of the Excess Shares on the date the Corporation, or its designee, accepts such offer (the "Redemption Price"). The Corporation shall have the right to accept such offer for a period of ninety days after the later of (x) the date of the purported Transfer which resulted in such Excess Shares and (y) the date the Board determines in good faith that a purported Transfer resulting in Excess Shares has occurred, if the Corporation does not receive a notice of such purported Transfer pursuant to Section E of this Article, but in no event later than a permitted Transfer pursuant to and in compliance with the terms of Section N of this Article. Unless the Board determines that it is in the interests of the Corporation to make earlier payments of all of the amount determined as the Redemption Price in accordance with the preceding sentence, the Redemption Price may be payable at the option of the Board at any time up to but not later than the date five years after the date the Corporation accepts the offer to purchase the Excess Shares. The Corporation shall pay interest at the applicable federal rate under section 1274(d) of the Code, or any successor provision, to the Purported Record Transferee.

     P. Underwritten Offerings. The Ownership Limit shall not apply to the
        ----------------------
acquisition of Shares or rights, options or warrants for, or securities convertible into, Shares by an underwriter in a public offering, provided that
(i) the underwriter makes a timely distribution of such Shares or rights, options or warrants for, or securities convertible into, Shares and (ii) the underwriter, alone or in combination with one or more other Covered Persons, does not Beneficially Own outstanding shares of MeriStar REIT Equity Stock in excess of 34.9% of the total outstanding shares of MeriStar REIT Equity Stock.

     Q. Enforcement. The Corporation is authorized specifically to seek
        -----------
equitable relief, including injunctive relief, to enforce the provisions of this Article.

     R. Non-Waiver. No delay or failure on the part of the Corporation or the
        ----------
Board in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board, as the case may be, except to the extent specifically waived in writing.

     S. Amendment. Notwithstanding any other provision of this Certificate of
        ---------
Incorporation or the By-laws, the provisions of this Article shall not be amended, altered, changed or repealed without the affirmative vote of all of the directors of the Corporation who are not officers or employees of the Corporation or any affiliate of the Corporation."

     SECOND: The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, MeriStar Hotels & Resorts, Inc. has caused this certificate to be duly executed in its corporate name this 30th day of June, 2001.

                                   MERISTAR HOTELS & RESORTS, INC.


                                   By: /s/ Christopher L. Bennett
                                      ----------------------------
                                      Name:  Christopher L. Bennett
                                      Title: Vice President, Legal and
                                             Secretary